Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement dated as of September 21, 2020 (this “Amendment”) is among Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), Kensington Capital Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Kensington (“Merger Sub”), and QuantumScape Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Business Combination Agreement dated as of September 2, 2020 (the “Business Combination Agreement”) among Kensington, Merger Sub and the Company.

WHEREAS, pursuant to Section 10.12 of the Business Combination Agreement, the parties desire to amend the Business Combination Agreement as provided in this Amendment;

WHEREAS, the respective boards of directors of Kensington, Merger Sub and the Company have approved this Amendment and the transactions contemplated hereby; and

WHEREAS, the board of directors of each of Kensington and Merger Sub have approved this Amendment and declared it advisable for Kensington and Merger Sub, respectively to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

SECTION 1. Amendment to Kensington Certificate Amendment and Amended and Restated Kensington Certificate. The Amended and Restated Kensington Certificate shall be the certificate of incorporation as set forth on Exhibit A hereto, and the Kensington Certificate Amendment shall refer to Kensington amending and restating, effective as of the Effective Time, its certificate of incorporation to be as set forth on Exhibit A hereto.

SECTION 2. Certificate of Incorporation of the Surviving Corporation. Section 2.04(a) of the Business Combination Agreement is amended and restated to read in its entirety as follows:

“(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be as designated by the Company prior to the Closing), until thereafter amended as provided by law and such certificate of incorporation.”

SECTION 3. Miscellaneous.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Business Combination Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Business Combination Agreement. Upon the entry into this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “Business Combination Agreement” and phrases of similar import, shall refer to the Business Combination Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” and phrases of similar import shall continue to refer to September 2, 2020).

(c) Other Miscellaneous Terms. The provisions of Article X (General Provisions) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Business Combination Agreement to be duly executed and delivered as of the date first above written.

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Chief Executive Officer

KENSINGTON CAPITAL MERGER SUB CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: President

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Name: Jagdeep Singh
Title: Chief Executive Officer

EXHIBIT A

(see attached)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

Kensington Capital Acquisition Corp., a Delaware corporation, hereby certifies that:

1. The Corporation was incorporated under the name Kensington Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020.

2. The Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore amended and restated, has been duly adopted by the Corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of [___] A.M. Eastern Time on                , 2020.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on                , 2020 and the foregoing facts stated herein are true and correct.

KENSINGTON CAPITAL ACQUISITION CORP.

By:
[ ]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

ARTICLE I

The name of the corporation is QuantumScape Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue 1,250,000,000 shares of common stock, of which there are (i) 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 250,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

1.1 “Acquisition” means (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Corporation is a party in which issued and outstanding shares of the Corporation are transferred or shares of the Corporation are issued, such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation (including any Preferred Stock Designation, as defined below), as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Class B Stockholder” shall mean those persons who have the right to receive shares of Class B Common Stock pursuant to that certain Business Combination Agreement dated as of September 2, 2020 among Kensington Capital Acquisition Corp., a Delaware corporation, Kensington Capital Merger Sub Corp., a Delaware corporation and QuantumScape Corporation, a Delaware corporation (the “BCA”).

1.6 “Disability” or “Disabled” means the permanent and total disability such that an Excluded Party is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether an Excluded Party has suffered a Disability, no Disability of the Excluded Party shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

1.7 “Excluded Party” means any of Timothy Holme, Fritz Prinz and Jagdeep Singh.

1.8 “Excluded Party Trustee” means a person, designated by an Excluded Party and approved by the Board, in his or her capacity as a voting trustee pursuant to a written voting trust agreement entered into by such Excluded Party prior to his death or Disability, contingent and effective upon the death or Disability of such Excluded Party.

1.9 “Family Member” means, with respect to a natural person, whether related by blood or marriage, (i) such natural person’s spouse, ex-spouse or domestic partner; (ii) such natural person’s parents and grandparents; (iii) such natural person’s siblings; (iv) such natural person’s children and other lineal descendants; and (v) the lineal descendants of such natural person’s siblings. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority, and step-children.

1.10 “Final Conversion Date” means the earliest to occur of:

(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first date to occur following the issuance of the Per Share Merger Consideration (as defined in the BCA) on which the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and their Permitted Transferees represents less than 20% of the total number of outstanding shares of Class B Common Stock (each as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(b) if (i) the applicable Excluded Party has designated an Excluded Party Trustee, the date that is the earlier of (A) nine (9) months after the death or Disability of the last to die or become Disabled of the Excluded Parties and (B) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (ii) the applicable Excluded Party has not designated an Excluded Party Trustee, the death or Disability of the last to die or become Disabled of the Excluded Parties; and

(c) the date specified by (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in an affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock and (ii) all of the Excluded Parties (but excluding any Excluded Party who is then deceased or Disabled or who, individually or through his Permitted Transferees, holds less than 20% of the aggregate number of shares of Class B Common Stock that were held by such Excluded Party, individually or through his Permitted Transferees, as of the Effective Time (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event)).

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.13 “Permitted Entity” means (i) with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Article V, Section 1.14(b) established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Article V, Section 1.14, (ii) a trust which may be revoked by an Excluded Party, so long as the Excluded Party, respectively, remains a trustee or co-trustee thereof and has sole voting power with respect to shares of the Corporation held by such trust, (iii) with respect to any stockholder who is an affiliate of Bill Gates, the Bill & Melinda Gates Foundation Asset Trust, so long as Bill Gates remains a trustee or co-trustee thereof, and (iv) any trust or entity settled or formed by an Excluded Party, for the primary benefit of his respective Family Members, so long as either (a) the Excluded Party remains a trustee or co-trustee and holds sole voting power with respect to shares of the Corporation held by any such trust or (b) the Excluded Party has both the power to remove the trustee or co-trustees and any individual(s) holding voting power of any such trust, and the power to replace any such removed trustee, co-trustees, or individual(s) with any individual or entity of his choosing, other than an individual who is a related or subordinate party to the Excluded Party within the meaning of Internal Revenue Code Section 672(c).

1.13.1 “Permitted Foundation” shall mean with respect to a Class B Stockholder a domestic U.S. charitable organization, foundation or similar entity, that was established by a Class B Stockholder and is intended to be tax-exempt under the Code.

1.14 “Permitted Transfer” means

(a) a Transfer of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Entities to another Class B Stockholder or such other Class B Stockholder’s Permitted Entities;

(b) a Transfer by a Class B Stockholder to any Permitted Entity, including but not limited to any of the following Permitted Entities, and from any of the Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity by or for such Class B Stockholder:

(i) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(ii) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(iii) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(v) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(vi) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(vii) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership or limited liability company interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event); or

(viii) a Permitted Foundation so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Permitted Foundation) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, each share of Class B Common Stock then held by such Permitted Foundation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii) or (iii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii) or (iii) above, as the case may be, are otherwise satisfied.

1.15 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.16 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of the Effective Time (as defined under the BCA); (b) any Permitted Transferee; and (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time in compliance with this Amended and Restated Certificate.

1.17 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise. A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V, Section 1.17:

(a) the granting of a proxy to officers or directors of the Corporation, or to other persons approved by the Board at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy), or consummating the actions or transactions contemplated therein, solely with other stockholders who are Class B Stockholders, that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer;”

(d) entering into any agreement with respect to supporting or voting in favor of or tendering shares with respect to any transaction proposed to be consummated by the Corporation, or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in favor of such transaction or in opposition to other proposals that may be expected to delay or impair the ability to consummate such transaction), if the entry into such support or voting agreement is approved by the Board;

(e) granting of a proxy by an Excluded Party or such Excluded Party’s Permitted Transferees to another Excluded Party to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such granting Excluded Party or such granting Excluded Party’s Permitted Transferees, and the exercise of such proxy by such other Excluded Party;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that any sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and

(h) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a Permitted Transfer.

1.18 “Voting Control” means the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise; provided that, in the case of an Excluded Party and solely for purposes of Article V, Section 1.14(b)(i) – (iv), an Excluded Party shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power to terminate, remove or replace any person or entity having Voting Control over the applicable shares of Class B Common Stock.

1.19 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including, without limitation, as to any dividends and distributions, any liquidation, dissolution or winding up of the Corporation and any voting of such shares), share ratably and be identical in all respects as to all matters.

3. Dividends and Distributions.

3.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 3.2, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

3.2 The Corporation shall not declare or pay any dividend or make any other distribution to any holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

3.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Voting Rights.

4.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

4.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes.

4.3 Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 9) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

4.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, and (ii) from and after the Final Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

5. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis (based on the number of shares of Common Stock held by each) to the holders of Common Stock, unless different treatment of the shares of each such class or series of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, payments to be made or received by a holder of Common Stock in connection with any such Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purpose of this Article V, Section 5; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

6. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

6.1 Each outstanding share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) on the Final Conversion Date.

6.2 With respect to any holder of Class B Common Stock, each outstanding share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), as follows:

(a) at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation or, if such written notice specifies a later time or the occurrence of a future event for such conversion, upon such time or the occurrence of such event;

(b) on the occurrence of any Transfer of such share of Class B Common Stock that is not a Permitted Transfer; and

(c) upon the death of such Class B Stockholder, or solely with respect to each share of Class B Common Stock held of record by an Excluded Party, or by an Excluded Party’s Permitted Entities, upon the death or Disability of such Excluded Party; provided, however, that, with respect to the shares of Class B Common Stock held of record by such Excluded Party or such Excluded Party’s Permitted Entities, each share of Class B Common Stock held of record by an Excluded Party or an Excluded Party’s Permitted Entities shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), if (i) the applicable Excluded Party has designated an Excluded Party Trustee, upon that date which is the earlier of: (A) nine (9) months after the date of death or Disability of such Excluded Party, and (B) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (ii) the applicable Excluded Party has not designated an Excluded Party Trustee, the death or Disability of such Excluded Party.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 6 of this Article V has occurred, shall be conclusive and binding.

8. Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article V, Section 6, such conversion shall be deemed to have been made at (a) the open of business on the Final Conversion Date, in the case of Article V, Section 6.1; (b) the time that the Corporation’s transfer agent receives the written notice required pursuant to Article V, Section 6.2(a) (or a later date specified by such notice), (c) the time of the Transfer in the case of Article V, Section 6.2(b), or (d) the time that the death or Disability of the Class B Stockholder occurred or as otherwise provided in Article V, Section 6.2(c), as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in Article V, Section 6 shall be retired and shall not be reissued.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law or in any Preferred Stock Designation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of the Corporation shall be fixed solely by resolution of the Board.

(b) Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

(c) Notwithstanding the foregoing provisions of this Article VII, Section 1, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) If the number of directors is increased at or following the 2021 annual meeting of stockholders, any additional director elected to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(e) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as may be permitted in the specific case by resolution of a majority of the Whole Board, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended or repealed by the stockholders entitled to vote;

provided, however, that from and after the Final Conversion Date, the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders to alter, amend or repeal the Bylaws of the Corporation.

3. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chair of the Board; or (iii) the chief executive officer of the Corporation. A special meeting of stockholders may not be called by any other person or persons, and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board pursuant to a resolution adopted by a majority of the Whole Board, or the chair of a meeting of stockholders, may cancel, postpone or reschedule any previously scheduled meeting of stockholders at any time, before or after the notice for such meeting has been sent to stockholders.

4. Stockholder Action by Written Consent. Except for the rights of the holders of any series of Preferred Stock, from and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting only if the action is first recommended or approved by a majority of the Whole Board.

5. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

6. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article III, Article V, Article VI, Article VII, Article VIII or this Article X.